Exhibit 16.1

March 20, 2006

Securities and Exchange Commission
100 F Street, N.E.,
Washington, D.C. 20549

RE: China World Trade Corporation

We resigned on February 16, 2006 as the independent registered public accountant of China World Trade Corporation.

We have read the statements that we understand China World Trade Corporation will include under Item 4.01 of the Form 8-K/A report that it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ Moores Rowland Mazars, Chartered Accountants, Certified Public Accountants
Moores Rowland Mazars, Chartered Accountants, Certified Public Accountants